THE DREYFUS/LAUREL FUNDS, INC.
REVISED DISTRIBUTION PLAN

Introduction: It has been proposed that the above-captioned investment company (the "Company"), consisting of distinct portfolios of shares (each a "Fund"), adopt a Distribution Plan (the "Plan") relating to its Class T shares in accordance with Rule 12b-1 promulgated under the Investment Company Act of 1940, as amended (the "Act"). Under the Plan, a Fund would pay the Company's distributor (the "Distributor") for distributing the Class T shares of the Fund (each such Fund as set forth on Exhibit A hereto, as such Exhibit may be revised from time to time). Pursuant to the Act and said Rule 12b-1, this written plan describing all material aspects of the proposed financing is being adopted by the Company, on behalf of each Fund.

The Company's Board, in considering whether a Fund should implement a written plan with respect to its Class T shares has requested and evaluated such information as it deemed necessary to make an informed determination as to whether a written plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use Fund assets attributable to its Class T shares for such purposes.

In voting to approve the implementation of such a plan with respect to a Fund's Class T shares the Board members have concluded, in the exercise of their reasonable business judgment and in light of their respective fiduciary duties, that there is a reasonable likelihood that the plan set forth below will benefit the Fund and the holders of its Class T shares.

The Plan: The material aspects of this Plan as it relates to Class T shares of a Fund are as follows:

1. Distribution Fee for Class T Shares. The Fund shall pay an amount equal to the rate of .25 of 1% of the value of the Fund’s average daily net assets attributable to its Class T shares to the Distributor in respect of Class T shares. Such payment shall be for distribution services, including payments by the Distributor to compensate banks, broker/dealers or other financial institutions that have entered into written agreements with the Distributor with respect to advertising, marketing and other distribution services for Class T shares.

2. For purposes of determining the fee payable under this Plan with respect to Class T shares of a Fund to which it relates, the value of the Fund's net assets attributable to its Class T shares shall be computed in the manner specified in the Company's charter documents as then in

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effect or in the Company's then current Prospectus and Statement of Additional Information for the computation of the value of the Fund's net assets attributable to Class T shares.

3. The Company's Board shall be provided, at least quarterly, with a written report of all amounts expended pursuant to this Plan with respect to Class T shares of a Fund to which it relates. The report shall state the purpose for which the amounts were expended.

4. This Plan shall become effective with respect to Class T shares of a Fund to which it relates upon the approval by a majority of the Board members, including a majority of the Board members who are not "interested persons" (as defined in the Act) of the Company and who have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan.

5. This Plan shall continue with respect to Class T shares of a Fund to which it relates for a period of one year from its effective date, unless earlier terminated in accordance with its terms, and thereafter shall continue with respect to that Class automatically for successive annual periods, provided such continuance is approved at least annually in the manner provided in paragraph 4 hereof.

6. This Plan may be amended, with respect to Class T shares of a Fund to which it relates, at any time by the Company's Board, provided that (a) any amendment to increase materially the costs that Class T shares of a Fund may bear pursuant to this Plan shall be effective only upon approval by a vote of the holders of a majority of the Fund's outstanding voting shares of that Class, and (b) any material amendments of the terms of this Plan as it relates to Class T shares of a Fund shall become effective only upon approval as provided in paragraph 4 hereof.

7. This Plan may be terminated, with respect to Class T shares of a Fund to which it relates, without penalty at any time by (a) a vote of a majority of the Board members who are not "interested persons" (as defined in the Act) of the Company and who have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, or (b) a vote of the holders of a majority of the Fund's outstanding voting shares of that Class.

8. While this Plan is in effect, the selection and nomination of Board members who are not "interested persons" (as defined in the Act) of the Company and who have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan shall be committed to the discretion of the Board members who are not "interested persons".

9. The Company will preserve copies of this Plan, any related agreement and any report made pursuant to paragraph 3 hereof, for a period of not less than six (6) years from the date of this Plan, such agreement or report, as the case may be, the first two (2) years of such period in an easily accessible place.

IN WITNESS WHEREOF, the Company has adopted this Plan as of the 23rd day of October, 1997, as revised August 14, 1999, and as of April 15, 2002.

Exhibit A
Dreyfus Premier Tax Managed Growth Fund
Dreyfus Premier Large Company Stock Fund
Dreyfus Premier Midcap Stock Fund
Dreyfus Premier Balanced Fund
Dreyfus Premier Small Cap Value Fund
Dreyfus Premier Core Equity Fund (effective April 15, 2002)

ADDENDUM

Notwithstanding anything to the contrary in the Distribution Agreement between the Company and Dreyfus Service Corporation (the "Distributor") or the Distribution Plan adopted by the Company pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), any contingent deferred sales charge ("CDSC") imposed on Class A, Class B, Class C and Class T shares and Distribution Plan fees attributable to Class B and Class C shares of the Fund issued in connection with (i) the exchange of shares originally issued by a series of The Bear Stearns Funds (the "Trust") or (ii) the reorganization of any such series of the Trust, shall be payable to Bear, Stearns & Co. Inc. ("Predecessor Distributor") as compensation for services rendered in connection with such original issuance. Distribution Plan fees attributable to such Class C shares shall be payable to the Predecessor Distributor for a period not to exceed one year from the date the series of the Trust originally issued the shares that were exchanged for the Class C shares of the Fund.

The services rendered by the Predecessor Distributor for which it is entitled to receive such CDSC and Distribution Plan fee payments shall be deemed to have been completed at the time of the initial sale of the shares, and such payments shall be made to the Predecessor Distributor regardless of a termination of the Predecessor Distributor as principal underwriter of the shares of the relevant series of the Trust or the termination and liquidation of such series.

A Fund's obligation to pay the Predecessor Distributor the fees and CDSCs as described herein shall not be terminated or modified for any reason (including a termination of the Distribution Agreement between the Company and the Distributor) except to the extent required by a change in the 1940 Act, the rules and regulations thereunder, or the Conduct Rules of the National Association of Securities Dealers, Inc., in each case enacted or promulgated after the date hereof, or, as to fees payable pursuant to the Fund's Distribution Plan, in connection with the complete termination of such Plan.